EXHIBIT 10.1

AGREEMENT

In consideration of the payment by Cognigen Networks, Inc. (“Cognigen”) of $15,000 to the Anderson Family Trust No. 1, or its designee or successor (“AFT”) pursuant to An Agreement Granting a First Right of Refusal to Purchase Enterprise Assets dated June 20, 2005, and in consideration of the payment of $35,000 by Cognigen to the AFT herewith, AFT do hereby agree that Cognigen shall not be required to make any further payments to AFT on behalf of Cantara Communications Corporation (“Cantara”) or the Cantara agency pursuant to the Stock Redemption Agreement dated November 20, 2001 (“Stock Agreement”), provided that Cognigen pays AFT a total of an additional $1,500,000 according to the following schedule:

a)

$450,000 by March 15, 2006, and until such payment is made, AFT will continue to receive 100% of the monthly amount due pursuant to the Stock Agreement; thereafter AFT will receive 70% of the monthly amount due pursuant to the Stock Agreement.

b)

On March 15, 2007, Cognigen will pay AFT $250,000 and, until such payment is made, AFT will receive 70% of the monthly amount due pursuant to the Stock Agreement and, once such payment is made, AFT will receive 55% of the monthly amount due pursuant to the Stock Agreement.

c)

On March 15, 2008, Cognigen will pay AFT $250,000 and, until such payment is made, AFT will receive 55% of the monthly amount due pursuant to the Stock Agreement and, once such payment is made, AFT will receive 35% of the monthly amount due pursuant to the Stock Agreement.

d)

On March 15, 2009, Cognigen will pay AFT $250,000 and, until such payment is made, AFT will receive 35% of the monthly amount due pursuant to the Stock Agreement and, once such payment is made, AFT will receive 25% of the monthly amount due pursuant to the Stock Agreement.

e)

On March 15, 2010, Cognigen will pay AFT $300,000 and, until such payment is made, AFT will receive 25% of the monthly amount due pursuant to the Stock Agreement and, once such payment is made, all amounts payable pursuant to the Stock Agreement will be payable to Cognigen.

f)

In the event that Cognigen is unable to pay any amount set forth in a) through e) above on the due dates, Cognigen may extend the time for payment by 60 days upon payment of $50,000 to AFT. In such event, the amount paid shall be credited against the balance due under the above schedule. This right to extend any of the payments due hereunder is limited to one extension per payment due.

In addition, pursuant to a separate consulting engagement agreement, a fixed monthly consulting fee of $8,000, over a two year period commencing at the time of the payment to the AFT of the $450,000, will be paid by Cognigen and the AFT to Kevin E. Anderson Consulting, Inc.. (“KEAC”). The consulting fee will be paid to KEAC in consideration for KEAC providing, among other things, general oversight and support of agent down line sales and production activities. The fixed monthly fee of $8,000 will be paid by Cognigen and the AFT in proportion to the percentage share each receives that year of the payments of the monthly amounts due pursuant to the Stock Agreement. For example, assuming that the total percentage share that AFT receives pursuant to the Stock Agreement is 70%, Cognigen will pay 30% and the AFT would pay 70% of the $8,000 fixed monthly fee.

Cognigen has the right to pay any remaining amounts outstanding of the $1,500,000 to the AFT at any time before the payments are due according to the above schedule, and be relieved of making any further payments to AFT or KEAC pursuant to this agreement (except that Cognigen shall have to continue to pay the consulting fee to KEAC for two years, and Cognigen shall have the right to extend the payment of the consulting fee to KEAC for up to an additional two years) or the Stock Agreement (i.e., Cognigen shall be entitled to all amounts due pursuant to the Stock Agreement), all of the provisions of the Stock Agreement shall terminate and the sale or redemption of the 2,712,500 shares under the Stock Agreement to or by Cognigen shall be deemed to be paid in full.

If Cognigen defaults in the payment of any amounts pursuant to this agreement, then the total liability of Cognigen hereunder to AFT shall be the $15,000 that Cognigen has paid to AFT pursuant to An Agreement Granting a First Right of Refusal to Purchase Enterprise Assets dated June 20, 2005, the $35,000 that Cognigen has paid to AFT herewith and any other amounts that Cognigen has paid to AFT pursuant to the terms hereof. Further, this agreement shall be void and of no further force and effect and AFT shall be entitled to that percentage of the payments under the Stock Agreement in effect on the date of the last payment received from Cognigen as set forth herein, and the remaining provisions of the Stock Agreement shall terminate and the 2,712,500 shares shall be deemed paid in full.

This agreement shall be in effect from the date hereof unless Cognigen and the AFT agree to another form of payment by December 31, 2005.

This agreement is dated December 9, 2005

COGNIGEN NETWORKS, INC.

By: /s/ Gary L. Cook
       Gary L. Cook, Acting President

THE ANDERSON FAMILY TRUST NO. 1

By: /s/ Peter Tilyou
       Peter Tilyou, Trustee

CANTARA COMMUNICATIONS CORPORATION

By: /s/ Peter Tilyou
       Peter Tilyou, President